Exhibit 10.1
Rover Group, Inc.

Employment Letter Agreement
August 3, 2022

Attn: Charlie Wickers
720 Olive Way, 19th Floor
Seattle, Washington 98104
Dear Charlie,
This letter agreement (the “Agreement”) is entered into between Rover Group, Inc. (the “Company”), the Company’s wholly-owned subsidiary, A Place for Rover, Inc. (“Subsidiary”), and you. This Agreement is effective as of the date signed below (the “Effective Date”).
We are pleased to offer you the position of Chief Financial Officer of the Company, beginning as of September 1, 2022 (the “Promotion Date”). In connection with this appointment, you may be assigned duties to the Company and its affiliates, including Subsidiary (collectively, the “Company Group”), and you will continue to be employed on an at-will basis by Subsidiary. You agree that you will at all times loyally, conscientiously and to the best of your ability perform all of the duties and obligations of your position to the reasonable satisfaction of the Company. During your employment, the Company will be entitled to all of the benefits and profits arising from or incident to all work, services and advice provided by you to the Company Group.
In consideration of your appointment as an officer of the Company, you acknowledge and agree that the following salary, benefits, and other compensation to be provided to you in connection with your employment with Subsidiary are intended to compensate you for all work performed for, and all offices held with, the Company Group:
Cash Compensation.
Your annual salary will be increased to $355,000 effective as of the Promotion Date. You will be paid semi-monthly in accordance with Subsidiary’s standard payroll practices.

Bonus.
Also beginning on the Promotion Date, your target bonus eligibility will increase to fifty percent (50%) of your annual salary, with such percentage applying to the last four months of 2022 and the percentage in effect prior to the Promotion Date applying to the first eight months of 2022. As before, the criteria for any bonus payout will be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) pursuant to the Company’s Employee Incentive Compensation Plan and applied during the Compensation Committee’s annual executive compensation review.

Equity Interest.
We will recommend to the Compensation Committee that the Company grant you an award of restricted Stock Units (“RSUs”) with respect to shares of its Class A Common Stock (the “Shares”), such that the total number of Shares underlying the award is equal to the quotient of $1,300,000 divided by the volume-weighted average price of a Share over the 90 days preceding the grant date of the award. The recommended RSU grant will be subject to the terms and conditions of a Restricted Stock Unit Award Agreement and the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) and will vest over four years following the Promotion Date in equal quarterly installments on the Company’s standard quarterly vesting dates, subject to your remaining a Service Provider (as defined in the 2021 Plan) through such dates. The RSU grant is subject to the approval of the Compensation Committee, in its discretion.

Notwithstanding the foregoing, if you are Involuntarily Terminated (as defined below) in connection with or within 12 months after a Change of Control (as defined in the 2021 Plan), then 100% of the then-unvested Shares subject to any Company equity award (whether granted before or after the date hereof) shall immediately vest on the date you are Involuntarily Terminated.

As used herein, the following definitions apply:

“Cause” for termination of your status as a Service Provider will exist if any of the following occur: (i) theft, dishonesty, or falsification by you of any documents or records of the Company Group (including a successor corporation, as the case may be) (each, a “Participating Company”); (ii) your improper use or disclosure of a Participating Company’s confidential or confidential or proprietary information; (iii) any intentional or negligent action by you that has, and was reasonably likely at the time the action was taken to have, a material detrimental effect on a Participating Company’s reputation or business; (iv) your failure or inability to perform any reasonably assigned duties after you have received from a Participating Company written notice of, and have had a reasonable opportunity to cure, such failure or inability; (v) your material breach of any employment agreement with a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vi) your conviction (including any plea of nolo contendere) of any criminal act under the laws of the United States (or any jurisdiction therein) which impairs your ability to perform your duties with a Participating Company.

“Involuntarily Terminated” means the termination of your status as a Service Provider with Subsidiary or any member of Company Group by which you may become employed in the future (or the successor corporation, as the case may be) under the following circumstances: (i) termination without Cause by your employer; or (ii) resignation by you within 30 days after the expiration of any Company cure period (discussed below) following: (A) a material reduction in your job responsibilities, provided that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar in operational responsibilities, regardless of reporting relationships, to the position held prior to the Change of Control shall constitute a material reduction in job responsibilities; (B) relocation by the Company Group or the successor corporation, as applicable, of your principal work site to a facility or location more than 35 miles from your principal work site at the time of the Change of Control; or (C) a reduction in your then-current annual salary or target bonus potential, in either case by at least five percent (5%); provided, however, that an across-the-board reduction in the salary or bonus level of other senior employees of the Company Group by the same percentage amount as part of a general salary or bonus level reduction shall not constitute such a reduction. You will not be deemed to have been Involuntarily Terminated under clause (ii) of this paragraph unless you have first provided the Company with written notice of the condition covered by clause (ii) within ninety (90) days of the initial existence of such condition and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such cure period.

Proprietary Information/Inventions.
As an employee of Subsidiary, you will continue to have access to certain confidential information of the Company Group and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company Group. To protect the interests of the Company Group, your acceptance of this letter agreement confirms that the terms of the Company’s Proprietary Information and Inventions Agreement (as amended) that you previously signed with the Company still apply.

Employment Relationship.
Employment with Subsidiary will continue to be for no specific period of time. Your employment with Subsidiary (and any member of the Company Group with which you may become employed in the future) will continue to be “at will,” meaning that either you or the employer may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Subsidiary (and the Company) on this term. The “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

[signatures appear on following page]

Please confirm the foregoing terms and conditions of your employment by signing and dating this Agreement in the spaces indicated on the following page and returning this Agreement to the Company.
Sincerely,
Rover Group, Inc.
By: ___/s/ Aaron Easterly_________
Aaron Easterly, CEO

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I hereby accept and agree to the terms and conditions set forth in this Agreement.

___/s/ Charlie Wickers___________
Charlie Wickers
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